Exhibit 99.1

Press Release

For Further Information:

Investor Awareness, Inc.

Tony Schor or Lindsay Keno

847-945-2222

www.investorawareness.com

Anne Steinberg or Peter Moore

Kitchen Public Relations

212-687-8999

anne@kitchenpr.com or pmoore@kitchenpr.com

At the Company: Investor Relation Contact

Paul Bowman

Chief Financial Officer

(949) 240-5144

pbowman@americanmoldguard.com

FOR IMMEDIATE RELEASE

American Mold Guard Reports Second Quarter 2006 Results

SAN JUAN CAPISTRANO, Calif., July 25, 2006— American Mold Guard, Inc. (NasdaqSC: AMGI, AMGIW, AMGIZ), an industry leader in the field of mold prevention services, today announced financial results for its second quarter ended June 30, 2006.

Second Quarter Results

The company reported second quarter 2006 net sales of $2.6 million, an increase of 105 percent from $1.3 million for the second quarter of 2005. Net sales increased primarily due to higher demand for the company’s services and a price increase enacted in the beginning of the year. Gross margin for the second quarter of 2006 was $ 1.1 million, or 42.6 percent, an increase of 901 percent from the $110,377 gross margin for the second quarter of 2005. The gross margin increase was realized through less material usage and improved crew productivity on higher sales volume, as well as from a price increase that the company implemented in the beginning of the year.

The company reported a net loss for the second quarter of 2006 of $3.55 million, or $1.57 per share, compared to a net loss of $1.39 million, or $1.50 per share, for the second quarter of 2005. Included in the second quarter 2006 net loss is interest expense of $1.9 million, that resulted from the accelerated recognition of deferred interest charges associated with current quarter debt repayments and $27,107 of charges related to equity-based compensation as a result of SFAS 123R. The second quarter 2006 net loss increase from the prior year was primarily due to the increased cost of being a public company, investments in new service centers, marketing of the company brand and product and the write-off of unamortized interest expense related to pre-IPO debt incurred by the company. The majority of the debt was repaid in the second quarter of 2006. The per share net loss information reflects the effect of the one-for-.340124209 reverse stock split, effective April 7, 2006.

“We are executing on our plan to expand American Mold Guard’s mold prevention service to customers, having opened five new service centers this quarter” said Tom Blakeley, Chief Executive Officer of American Mold Guard. “I am pleased that our year-to-date sales in 2006 almost approximate 2005 full-year sales and that we continued to increase company gross margin through productivity improvements. With the IPO complete, the company is now positioned to continue to expand its service coverage and product offerings in an effort to accelerate our growth,” concluded Mr. Blakeley.

Third Quarter 2006 Outlook

For the third quarter of 2006, the company is estimating revenue in the range of $3.1 to 3.6 million.

Completion of the Company’s Initial Public Offering

On May 2, 2006, the company closed its initial public offering of 1,350,000 units at a price per unit of $13.00. Each unit consisted of two shares of common stock, two Class A warrants and two Class B warrants. The offering raised net proceeds of $16.0 million, after underwriter discounts. On May 23, 2006, the representative of the several underwriters of the initial public offering exercised an over-allotment option and purchased an additional 100,000 units. The exercise of the over-allotment option raised additional net proceeds of $1.2 million, after underwriting discounts. On June 7, 2006, the representative of the several underwriters again exercised the over-allotment option and purchased 100,000 shares of Common Stock, 100,000 Class A warrants and 100,000 Class B warrants. This second exercise of the over-allotment option raised additional net proceeds of $.6 million, after underwriting discounts. The total gross proceeds from the company’s initial public offering was approximately $19.5 million and the company realized aggregate net proceeds of approximately $17.8 million, after underwriting discounts. As noted in the company’s offering prospectus, significant amounts of the net proceeds of the offering was used to repay outstanding debt of the company and will be used for working capital purposes.

Conference Call and Webcast

American Mold Guard will discuss its second quarter 2006 results, along with its revenue outlook for the third quarter of 2006, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. You can listen to the call by Domestic Dial at 866-406-5369 or you can access via a live webcast at http://www.vcall.com/IC/CEPage.asp?ID=106598. Prior to the call, the company intends to post on its website a copy of the company’s current report on Form 8-K dated July 25, 2006 including its operating results for the quarter ended June 30, 2006. The company’s web site can be accessed at www.americanmoldguard.com under “Investor Relations / Press Releases”.

About American Mold Guard

American Mold Guard, Inc., founded in 2002, is an industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the “Mold Guard” brand, the impact of the absence of significant proprietary technology underlying the company’s services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company’s raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company’s customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

AMERICAN MOLDGUARD, INC.

CONDENSED CONSOLIDATED (UNAUDITED) STATEMENTS OF OPERATIONS

	Three Months Ended		Six months Ended
	June 30, 2005	June 30, 2006	June 30, 2005	June 30, 2006
Revenue, Net	$1,264,174	$2,591,968	$2,259,873	$5,353,622
Cost of Revenue
Direct Costs	1,129,028	1,449,341	1,836,123	3,013,296
Depreciation Expense	24,769	38,056	45,041	71,614

Total Cost of revenue	1,153,797	1,487,397	1,881,164	3,084,910
Gross Margin	110,377	1,104,571	378,709	2,268,712

Selling, general and Administrative expenses	1,267,119	2,738,263	2,331,949	4,302,568

Loss from operations	(1,156,742)	(1,633,692)	(1,953,240)	(2,033,856)
Interest Expense, net	(230,875)	(1,913,352)	(394,714)	(2,642,050)

Loss before provision for taxes	(1,387,617)	(3,547,044)	(2,347,954)	(4,675,906)
Provision for taxes	150	965	950	4,833

Net Loss	(1,387,767)	(3,548,009)	(2,348,904)	(4,680,739)

Dividends on cumulative preferred stock	33,066	11,720	185,463	304,163

Net Loss applicable to common shareholders	(1,420,833)	(3,559,729)	(2,534,367)	(4,984,902)

Basic and diluted net loss per share	$(1.50)	$(1.57)	$(2.56)	$(2.92)

Dividends accumulated for the year on cumulative preferred stock	$(0.04)	$(0.01)	$(0.20)	$(0.19)

Net Loss attributable to common stock per share	$(1.54)	$(1.58)	$(2.76)	$(3.11)

Weighted average number of common shares outstanding
basic and diluted	923,798	2,260,871	917,676	1,601,586

AMERICAN MOLDGUARD, INC.

CONDENSED CONSOLIDATED (UNAUDTIED) BALANCE SHEET

	December 31, 2005	June 30, 2006
ASSETS
Current Assets:
Cash & cash equivalents	$67,782	$9,241,229
Accounts receivable, less allowance for doubtful accounts	1,257,356	1,616,260
Inventories	38,039	61,320
Deferred Offering Costs	620,882	0
Deposits	115,935	349,573
Other Current Assets	80,122	58,658

Total Current Assets	2,180,116	11,327,041
Property & Equipment	309,465	635,670
Intangible Assets	2,536	1,522

TOTAL ASSETS	$2,492,117	$11,964,232

LIABILITIES AND SHAREHOLDERS DEFICIENCY
Current Liabilities
Accounts payable and accrued liabilities	$1,908,415	$1,776,920
Lease Line of Credit	—	294,539
Accrued payroll-related expenses	1,687,833	1,293,938
Short term notes payable	3,129,986	176,581
Accrued interest payable	372,326	126,229

Total Current Liabilities	7,098,560	3,668,207

Long-term liabilities
Long-term notes payable, net of discount	835,089	—

Total Liabilities	$7,933,649	$3,668,207

Shareholders’ Deficiency
Series A Preferred Stock	625,000	—
Series B Preferred Stock	859,000	—
Common Stock	1,475,262	16,578,041
Additional paid-in capital	2,005,289	6,804,807
Accumulated deficiency	(10,406,083)	(15,086,823)

Total Shareholders’ Deficiency	(5,441,532)	8,296,025

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$2,492,117	$11,964,232